EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-297184 on Form S-6 of our report dated July 31, 2026, relating to the Statements of Financial Condition, including the portfolios of investments, of Morgan Stanley Portfolios, Series 90, comprising Quality Dividend Strategy, Series 21 and Growth at a Reasonable Price Strategy, Series 17, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 31, 2026